UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 13, 2021
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BANDWIDTH INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-38285	56-2242657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
900 Main Campus Drive
Raleigh, NC 27606
(Address of principal executive offices) (Zip Code)
(800) 808-5150
Registrant’s telephone number, including area code
Not Applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001 per share	BAND	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Bandwidth Inc., a Delaware corporation (the “Company”) has appointed R. Brandon Asbill as the Company’s General Counsel and Secretary, effective as of January 18, 2021. Mr. Asbill previously served as Vice President and Assistant General Counsel of Red Hat, Inc. from October 2006 until November 2018. Mr. Asbill earned an A.B. in History from Princeton University and a J.D. from the University of Georgia School of Law.
As previously disclosed in the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) by the Company on November 2, 2020, the Company announced the appointment of Marina C. Carreker to serve as President of the Company, effective as of October 30, 2020. On January 13, 2021, the Company entered into an Employment Agreement (the “Employment Agreement”) with Ms. Carreker, providing certain terms and conditions in connection with Ms. Carreker’s position as the Company’s President.
The principal terms of the Employment Agreement provide that:
•Ms. Carreker’s employment with the Company as President will continue until December 31, 2021 and will automatically extend for consecutive additional one-year periods unless either the Company or Ms. Carreker provides the other party timely notice of non-renewal and subject to earlier termination in accordance with the terms of the Employment Agreement
•Ms. Carreker’s initial base salary will be $276,700 on an annualized basis.
•Ms. Carreker’s target incentive amount for 2021 under the Company’s annual cash incentive program will be 50% of her salary.
•Ms. Carreker will receive severance payments equal to 100% of her base salary plus 100% of her cash incentive bonus (determined based on the achievement of target performance), payable during a period of twelve months upon a termination of Ms. Carreker’s employment by the Company other than for Cause (as defined in the Employment Agreement) or if Ms. Carreker resigns for Good Reason (as defined in the Employment Agreement). Upon a termination of Ms. Carreker’s employment by the Company other than for Cause, Ms. Carreker will also be entitled to receive 12 months of continued medical insurance and term life insurance premiums.
•Any then outstanding stock options and restricted stock awards will immediately vest upon the earlier of Ms. Carreker’s death or a change in control of the Company.
Ms. Carreker will be subject to a non-competition and non-solicitation restriction that will last for 12 months after the termination of her employment.
The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the Employment Agreement, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.
W. Christopher Matton, the Company’s General Counsel and Secretary until January 18, 2021, will remain with the Company through March 31, 2021 to assist the Company with the transition. As previously disclosed in the Current Report on Form 8-K filed with the SEC by the Company on November 2, 2020, Mr. Matton previously submitted his resignation effective March 31, 2021.
In connection with the resignation of his employment, the Company has entered into a letter agreement with Mr. Matton, dated as of January 18, 2021 (the “Matton Letter Agreement”). The Matton Letter Agreement provides that Mr. Matton’s last day of employment will be March 31, 2021. Under the Matton Letter Agreement, Mr. Matton will be entitled to receive (i) a cash amount equal to $317,680.08, payable over twelve months, (ii) an additional cash amount of $158,840.04 (representing Mr. Matton’s anticipated 2020 bonus) payable on or before February 28, 2021, (iii) an additional cash amount of $39,710.01 (representing 25% of his anticipated 2021 bonus), payable on or before March 31, 2021 and (iv) a cash amount of $23,700.00, payable over twelve months (which is intended to facilitate the purchase of healthcare coverage). Additionally, under the Matton Letter Agreement, the restricted stock units granted to Mr. Matton on February 21, 2018 will become fully vested, while all other outstanding restricted stock units previously granted to Mr. Matton will continued to vest through March 31, 2021.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated January 13, 2021, between the Company and Marina C. Carreker
104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANDWIDTH INC.

Date: January 15, 2021	By:	/s/ Jeffrey A. Hoffman
	Name:	Jeffrey A. Hoffman
	Title:	Chief Financial Officer